CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Auditors” and to the use of our report dated May 7, 2004, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-46586 and 811-6610) of Dreyfus California Intermediate Municipal Bond Fund.

/s/ ERNST & YOUNG
ERNST & YOUNG LLP
New York, New York
July 22, 2004